EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. reports earnings of $2.8 million for the third quarter and $8.1 million for the first nine months of 2016, up from $2.5 million (an increase of 11.45%) and $7.0 million (an increase of 16.82%) during the comparable periods last year. The Board also declared a regular dividend of $.08

MCLEAN, Va., Oct. 20, 2016 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (NASDAQ:SONA), the holding company for Sonabank, announced today that net income for the third quarter and nine months ended September 30, 2016 was $2.8 million and $8.1 million, respectively, compared to $2.5 million and $7.0 million during the third quarter and the first nine months of 2015. Third quarter diluted earnings per share were $.22 compared to $.20 in the third quarter of last year.

The Board of Directors declared a dividend of $.08 per share payable November 18, 2016 to shareholders of record on November 7, 2016. This will be Southern National’s twentieth consecutive quarterly dividend. Based on SONA’s average stock price for the quarter ended September 30, 2016, that is an annualized dividend yield of 2.52%.

Highlights of the Bank’s performance were as follows:

  Earnings for the nine months were up 16.82% over the same period the prior year.
  Loan growth slowed during the third quarter. After growing 4.97% during the first quarter and 4.10% during the second, third quarter growth was only 0.72%. Originations remained strong, but we experienced higher than normal prepayments. One $8 million loan was refinanced with a specialized lender without recourse despite having to pay us a prepayment penalty of over $300 thousand.
  Southern Trust Mortgage had a very good quarter earning $1.8 million of which our share was $749 thousand.
  Other metrics remained strong. The efficiency ratio for the nine months ended September 30, 2016 was 51.41%. The annualized returns on average assets and on average equity were 1.01% and 8.88%, respectively for the nine month period ended September 30, 2016.
  The provision for loan losses and charge-offs remained elevated for both the third quarter and the nine months ended September 30, 2016 because of the default of a single borrower mentioned in last quarter’s press release. The borrower was an 18 year old company which had been a client for over ten years. We have receivables and real estate collateral. We are collecting on the receivables and will litigate if necessary. We have sold the real estate at a foreclosure auction. We believe this is largely behind us.

Southern National’s Total Risk-Based Capital Ratio at the end of September 2016 was 13.24% and the Tier 1 Risk-Based Capital Ratio was 12.33%.  Both ratios are significantly above regulatory minimums to be well capitalized. The Corporation’s tangible book value per share at December 31, 2015 was $8.83 and had increased to $9.27 at September 30, 2016.

Net Interest Income

Net interest income was $10.4 million in the quarter ended September 30, 2016 compared to $9.2 million during the same period last year.  Average loans during the third quarter of 2016 were $907.3 million compared to $777.0 million during the same period last year. Sonabank’s net interest margin was 4.04% in the third quarter of 2016 compared to 3.87% in the third quarter of 2015. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank (PGFSB) contributed $536 thousand to net interest income during the three months ended September 30, 2016 compared to $573 thousand during the third quarter of 2015.

Net interest income was $30.3 million during the nine months ended September 30, 2016, compared to $27.1 million during the comparable period in the prior year. Average loans during the nine months ended September 30, 2016 were $879.6 million compared to $747.5 million during the same period last year. Sonabank’s net interest margin was 4.05% during the nine months ended September 30, 2016 compared to 4.07% during the nine months ended September 30, 2015. The loan discount accretions on our three acquisitions were $1.6 million in the nine months ended September 30, 2016 compared to $2.0 million in the same period last year.

Noninterest Income

During the third quarter of 2016 Sonabank had noninterest income of $1.2 million compared to noninterest income of $964 thousand during the third quarter of 2015. We recognized income from our investment in STM in the amount of $749 thousand compared to $492 thousand during the same quarter last year.

Noninterest income decreased to $2.7 million in the first nine months of 2016 from $3.1 million in the first nine months of 2015. Much of the non-interest income in the nine months of 2015 resulted from the fact that we transferred from our held-to-maturity (HTM) portfolio all of the trust preferred securities and a non-government sponsored residential collateralized mortgage obligation (CMO) that had previously been classified as other than temporarily impaired to the available-for-sale (AFS) classification.  We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand in the nine month period ended September 30, 2015.

Noninterest Expense

Noninterest expenses were $5.4 million and $17.0 million during the third quarter and the first nine months of 2016, respectively, compared to $5.6 million and $17.0 million during the same periods in 2015.  During the first nine months of 2016, we had losses of $275 thousand because of impairment recognized on three OREO properties.  This was partially offset by gains on the sale of four properties in the amount of $201 thousand, resulting in a net loss of $74 thousand.  During the nine months ended September 30, 2015, we had losses on Other Real Estate Owned (OREO) of $640 thousand because of impairment recognized on five OREO properties.  This was partially offset by gains on the sale of two properties in the amount of $280 thousand, resulting in a net loss of $360 thousand.   Employee compensation increased by $222 thousand compared to the first nine months of 2015, due to increases in the normal course of business.

Loan Portfolio

The composition of Sonabank’s loan portfolio consisted of the following at September 30, 2016 and December 31, 2015:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	September 30, 2016			December 31, 2015
Loans secured by real estate:
Commercial real estate - owner-occupied	$-	$141,969	$141,969	$-	$141,521	$141,521
Commercial real estate - non-owner-occupied	-	301,688	301,688	-	256,513	256,513
Secured by farmland	-	552	552	-	578	578
Construction and land loans	-	78,352	78,352	-	67,832	67,832
Residential 1-4 family	11,421	202,526	213,947	12,994	165,077	178,071
Multi- family residential	-	32,979	32,979	-	25,501	25,501
Home equity lines of credit	18,140	10,682	28,822	21,379	13,798	35,177
Total real estate loans	29,561	768,748	798,309	34,373	670,820	705,193

Commercial loans	-	115,590	115,590	-	124,985	124,985
Consumer loans	-	916	916	-	1,366	1,366
Gross loans	29,561	885,254	914,815	34,373	797,171	831,544

Less deferred fees on loans	-	(1,984)	(1,984)	-	(2,119)	(2,119)
Loans, net of deferred fees	$29,561	$883,270	$912,831	$34,373	$795,052	$829,425

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

Loan growth slowed during the third quarter. After growing 4.97% during the first quarter and 4.10% during the second, third quarter growth was only 0.72%. Originations remained strong but we experienced higher than normal prepayments. One $8 million loan was refinanced with a specialized lender without recourse despite having to pay us a prepayment penalty of over $300 thousand.

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended September 30, 2016 was $2.1 million, compared to $850 thousand for the same period last year.  For the nine months ended September 30, 2016, the loan loss provision was $4.1 million compared to $2.9 million for the same period last year. Charge offs for the three and nine months ended September 30, 2016 were $2.2 million and $4.2 million, respectively. Charge offs for the three and nine months ended September 30, 2015 were $766 thousand and $2.4 million, respectively.  The increased level of charge-offs in 2016 was mainly due to a single borrower mentioned above.

Non-covered OREO as of September 30, 2016 was $9.3 million compared to $10.1 million as of the end of the previous year. During the first nine months of 2016 we disposed of two non-covered properties, and there were no transfers from loans to OREO.

Non-covered nonaccrual loans were $3.9 million, of which $1.7 million were fully covered by SBA guarantees at September 30, 2016 compared to $4.2 million ($3.5 million of which were loans fully covered by SBA guarantees) at the end of last year.  The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets improved from 1.07% at the end of 2015 to 1.04% at September 30, 2016. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of non-covered total loans at September 30, 2016 was 0.96%, compared to 1.06% at the end of 2015.  Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $90.9 million at September 30, 2016 down from $101.0 million at December 31, 2015.

Securities in our investment portfolio as of September 30, 2016 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $19.6 million and residential government-sponsored collateralized mortgage obligations totaling $2.5 million callable agency securities in the amount of $48.0 million

  municipal bonds in the amount of $15.0 million with a taxable equivalent yield of 3.33% and ratings ranging from Aaa to Aa1 (Moody’s) and AAA to AA- (Standard & Poor’s)

  trust preferred securities in the amount of $5.6 million, $3.8 million of which is Alesco VII A1B which is rated A1 (Moody’s), BBB+ (Standard and Poor’s) and A (Fitch)

During the first nine months of 2016, we purchased $44.0 million of callable agency securities and a fixed rate residential government-sponsored mortgage-backed security in the amount of $2.0 million. Callable agency securities in the amount of $52.1 million were called during the nine months ended September 30, 2016.

In the second quarter of 2015, we transferred seven of the trust preferred securities and a non-government sponsored residential CMO that had been other than temporarily impaired from the held-to-maturity classification to the available-for-sale classification.  We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand in the second quarter of 2015.  The two trust preferred securities we retained in the AFS classification have a fair value of $1.6 million as of September 30, 2016.  We also have two trust preferred securities that we retained in the HTM classification in the amount of $4.1 million, one of which is the above-mentioned Alesco VII.  These two securities have never been other than temporarily impaired.

Deposits

Total deposits were $915.3 million at September 30, 2016 compared to $825.3 million at December 31, 2015.   Demand deposits and NOW accounts were $132.4 million at September 30, 2016 up from $111.8 million at December 31, 2015. Our savings accounts were up from $49.9 million at December 31, 2015 to $51.1 million at September 30, 2016. On the other hand, our money market accounts were down from $131.7 million at December 31, 2015 to $129.7 million at September 30, 2016 as one of our high profile competitors began paying 1.00% on internet money market accounts marketed through their branches.

Stockholders’ Equity

Total stockholders’ equity increased from $119.6 million at December 31, 2015 to $125.0 million at September 30, 2016 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 12.33% and 12.19% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of September 30, 2016.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $1.1 billion at September 30, 2016.  Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket,  Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$50,406	$30,336
Investment securities-available for sale	3,908	4,209
Investment securities-held to maturity	86,958	96,780
Stock in Federal Reserve Bank and Federal Home Loan Bank	7,504	6,929
Loans receivable, net of unearned income	912,831	829,425
Allowance for loan losses	(8,469)	(8,421)
Net loans	904,362	821,004
Intangible assets	11,439	11,607
Bank premises and equipment, net	8,389	8,882
Bank-owned life insurance	23,650	23,126
FDIC indemnification asset	2,306	2,922
Other assets	36,514	30,312
Total assets	$1,135,436	$1,036,107

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$132,424	$111,849
Money market accounts	129,664	131,731
Savings accounts	51,114	49,939
Time deposits	602,069	531,775
Total deposits	915,271	825,294
Securities sold under agreements to repurchase	-	10,381
Federal Home Loan Bank advances - short term	75,000	59,000
Federal Home Loan Bank advances - long term	10,000	15,000
Other liabilities	10,120	6,796
Total liabilities	1,010,391	916,471
Stockholders' equity	125,045	119,636
Total liabilities and stockholders' equity	$1,135,436	$1,036,107

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Interest and dividend income	$12,619	$11,148	$36,583	$32,315
Interest expense	2,246	1,965	6,324	5,181
Net interest income	10,373	9,183	30,259	27,134
Provision for loan losses	2,050	850	4,062	2,875
Net interest income after provision for loan losses	8,323	8,333	26,197	24,259
Account maintenance and deposit service fees	225	243	675	703
Income from bank-owned life insurance	175	160	524	464
Equity income from mortgage affiliate	749	492	1,381	1,270
Net gain on sale of available for sale securities	-	-	-	520
Gain on sale of other assets	-	-	-	7
Other	37	69	117	164
Noninterest income	1,186	964	2,697	3,128
Employee compensation and benefits	2,699	2,892	8,753	8,531
Occupancy expenses	1,066	1,001	3,097	3,132
FDIC assessment	165	174	478	502
Amortization of FDIC indemnification asset	187	105	606	351
Net (gain) loss on other real estate owned, net	(9)	97	74	360
Other expenses	1,261	1,302	4,009	4,105
Noninterest expense	5,369	5,571	17,017	16,981
Income before income taxes	4,140	3,726	11,877	10,406
Income tax expense	1,375	1,245	3,757	3,455
Net income	$2,765	$2,481	$8,120	$6,951

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Per Share Data :
Earnings per share - Basic	$0.23	$0.20	$0.66	$0.56
Earnings per share - Diluted	$0.22	$0.20	$0.65	$0.56
Book value per share			$10.20	$9.86
Tangible book value per share			$9.27	$8.90
Weighted average shares outstanding - Basic	12,258,270	12,222,173	12,248,025	12,316,143
Weighted average shares outstanding - Diluted	12,429,366	12,341,084	12,401,699	12,435,144
Shares outstanding at end of period			12,261,643	12,202,243

Selected Performance Ratios and Other Data (1):
Return on average assets	1.00%	0.97%	1.01%	0.96%
Return on average equity	8.88%	8.22%	8.88%	7.93%
Yield on earning assets	4.91%	4.70%	4.90%	4.84%
Cost of funds	1.03%	0.96%	0.99%	0.90%
Net interest margin	4.04%	3.87%	4.05%	4.07%
Efficiency ratio (2)	46.53%	53.95%	51.41%	55.90%
Net charge-offs to average loans	0.22%	0.09%	0.46%	0.29%
Amortization of intangibles	$44	$66	$168	$196

			As of
			September 30,	December 31,
			2016	2015

Stockholders' equity to total assets			11.01%	11.55%
Tier 1 risk-based capital ratio			12.33%	13.13%
Intangible assets:
Goodwill			$10,514	$10,514
Core deposit intangible			925	1,093
Total			$11,439	$11,607

Non-covered loans and other real estate owned (3):
Nonaccrual loans (4)			$3,922	$4,173
Loans past due 90 days and accruing interest			-	-
Other real estate owned			9,341	10,096
Total nonperforming assets			$13,263	$14,269
Allowance for loan losses to total non-covered loans			0.96%	1.06%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets			1.04%	1.07%

(1) Selected performance ratios and other data are annualized except for the efficiency ratio, net charge offs and amortization of intangibles.
(2) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(3) Applies only to non-covered Sonabank loans and other real estate owned.
(4) Nonaccrual loans include SBA guaranteed amounts totaling $1.7 million and $3.5 million at September 30, 2016 and December 31, 2015, respectively.

Contact: R. Roderick Porter, President
Phone: 202-464-1130 ext. 2406
Fax: 202-464-1134
Southern National Bancorp of Virginia Inc.
NASDAQ Symbol SONA
Website: www.sonabank.com